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               Apple Board of Directors Announces CEO Compensation

CUPERTINO, California--January 19, 2000--Apple-Registered Trademark- today announced that its Board of Directors has unanimously voted to grant the Company's CEO Steve Jobs stock options to purchase ten million shares of Apple common stock and to give him a Gulfstream V airplane in recognition of his service to the Company during the past two and a half years.

      "Apple's market cap has risen from less than $2 billion to over $16 billion under Steve's leadership since his return to the Company two and a half years ago," said Apple Board member Ed Woolard.

      "Steve has taken no compensation thus far, and we are therefore delighted to give him this airplane in appreciation of the great job he has done for our shareholders during this period."

      "Steve's stock options were granted a week ago at the then-market price, and will gain value only as Apple's stock price rises, to the benefit of all shareholders," said Apple Board member Jerry York. "This grant reflects Steve's and the Board's confidence in the future value of Apple."

Steve's salary will remain at $1 per year.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Apple is committed to bringing the best personal computing experience to students, educators, creative professionals and consumers around the world through its innovative hardware, software and Internet offerings.

       Press Contacts:
       Rhona Hamilton
       Apple
       (408) 974-6439
       hamilton@apple.com

       Katie Cotton
       Apple
       (408) 974-7269
       katiec@apple.com

NOTE TO EDITORS: For additional information visit Apple's PR web site (www.apple.com/pr/) or call Apple's Media Helpline at (408) 974-2042.

-C- 2000 Apple. All rights reserved. Apple, the Apple logo and Macintosh are either registered trademarks or trademarks of Apple. Other company and product names may be trademarks of their respective owners.